EXHIBIT 99.1

20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600
I-FLOW
CORPORATION

FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Berkman Associates	James R. Talevich
(310) 277-5162	Chief Financial Officer
info@BerkmanAssociates.com	(949) 206-2700
www.iflo.com
I-FLOW ANNOUNCES AGREEMENT TO ACQUIRE ACRYMED, INC.
- Expands Strategic Focus to Proprietary Surgical Site Care -
     LAKE FOREST, Calif., December 13, 2007 — I-Flow Corporation (NASDAQ: IFLO) announced today that it has entered into a binding letter of intent to acquire AcryMed, Inc., a privately held Oregon-based developer of innovative infection control and wound healing products. AcryMed shareholders will receive $25 million in cash from I-Flow in the planned merger.
     AcryMed developed the proprietary nanoparticle treatment process for the silver coating on I-Flow’s ON-Q SilverSoaker™ Catheters and has been treating the catheters since I-Flow developed the product line in 2005. AcryMed will also manufacture for I-Flow a new line of silver transparent wound-site dressings, which I-Flow expects to bring to market early next year. In addition to providing silver coating for these I-Flow products, AcryMed is active in researching and developing new wound care technologies and has licensed a portion of these technologies for a range of infection control and wound care products.
     AcyrMed’s patent portfolio consists of a total of 66 worldwide issued and pending patents, including 16 U.S. patents. In addition, their scientific staff includes four Ph.D.s and 10 other scientists who have made AcryMed a leader in silver antimicrobial technologies.
     I-Flow expects that the acquisition of AcryMed will enable I-Flow to realize synergies in the treatment of its ON-Q SilverSoaker Catheters and transparent wound dressings, as well as expand I-Flow’s strategic focus to include general surgical site care management in addition to its leadership position in regional anesthesia for post-surgical pain management.
     Donald M. Earhart, I-Flow’s Chairman and Chief Executive Officer, commented, “The acquisition of AcryMed, and the personal commitment of AcryMed’s leaders, Dr. Bruce Gibbins and Jack McMaken, to join forces with I-Flow’s team, are critical and exciting steps in our plan to expand into wound care products and new technologies in this important arena. AcryMed is a pioneer at the forefront of innovations in the fields of infection control and wound healing. The company’s SilvaSorb® products for advanced wound care and SilvaGard® nanoparticle surface treatment for medical devices are among the silver-based technologies that have distinguished AcryMed as a leading innovator in the industry. This is especially significant in view of the recent announcement by the Centers for Medicare and Medicaid Services (CMS) that, for discharges occurring on or after October 1, 2008, hospitals will not receive additional payment for patients where certain conditions were not present on admission, such as hospital-acquired infections. This acquisition allows I-Flow to take more control over our expansion into an even bigger addressable market for the ON-Q franchise and will provide us with more innovative new products for our existing ON-Q sales force to sell.”
     I-Flow entered into the binding letter of intent with AcryMed and shareholders owning a majority of AcryMed’s shares on December 13, 2007. The agreement contemplates the merger of a new subsidiary of I-Flow into AcryMed, with AcryMed being the surviving corporation as a wholly owned subsidiary of I-Flow. I-Flow’s obligation to complete the acquisition is subject to certain customary conditions as well as I-Flow’s completion of a due diligence investigation with the results of the investigation being satisfactory to I-Flow in its discretion. If these conditions are satisfied, I-Flow expects to consummate the acquisition during the first calendar quarter of 2008.
     As part of the acquisition, I-Flow also expects that Dr. Gibbins, AcryMed’s Founder, Chief Technology Officer and Chairman, and Mr. McMaken, AcryMed’s CEO and President, will enter into new, full-time employment agreements to actively continue AcryMed’s ongoing business and development.
About I-Flow
     I-Flow Corporation (www.IFLO.com) currently designs, develops and markets technically advanced, low cost drug delivery systems and services that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.
“Safe Harbor” Statement
     Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: physician acceptance of infusion-based therapeutic regimens; implementation of the Company’s direct sales strategy; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
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